Exhibit 10.1

BINDING TERM SHEET

September 18, 2024

This binding term sheet (“Term Sheet”) sets forth material terms and conditions for the potential transactions described below (collectively, the “Transaction”). This Term Sheet creates a binding obligation on all parties hereto to use commercially reasonable efforts to negotiate the Transaction and creates an obligation to execute and deliver a mutually agreed upon Stock Purchase Agreement (as defined below) in respect of the Transaction, which includes the terms set forth in this Term Sheet and the terms, conditions and other provisions customary in these types of transactions.

Parties	Dear Cashmere Group Holding Co, a Nevada corporation (OTC: “DRCR”), James Gibbons and Nicolas Link (each a “Seller” and collectively, the “Sellers”), and Signing Day Sports, Inc., a Delaware corporation (NYSE American: “SGN”).
Transaction	On and subject to the Closing (as defined below) and the terms and conditions set forth herein and in one or more stock purchase agreements (each a “Stock Purchase Agreement”) to be entered into among SGN, DRCR, the Sellers and any additional sellers who are existing shareholders of DRCR (the “Additional Sellers”), SGN will acquire from the Sellers and the Additional Sellers shares of common stock and preferred stock of DRCR constituting at least 95% and up to 99% of the issued and outstanding shares of DRCR’s share capital on a fully diluted and as-converted (to common stock) basis (the “Purchased Shares”), free and clear from any third party rights, promise, lien or encumbrance, in consideration for the SGN Consideration (as defined below). DRCR undertakes to use commercially reasonable efforts to cause the Additional Sellers to sign their respective Share Purchase Agreements.
Valuation

The consideration for the Purchased Shares will be payable in shares of common stock of SGN (the “SGN Common Consideration”) and shares of preferred stock of SGN (the “SGN Preferred Consideration” and, together with the SGN Common Consideration, the “SGN Consideration”). The closing of the Transaction (the “Closing”) will be subject to the due diligence investigation by each of SGN and DRCR with respect to the other.

It is expected that the legacy SGN shareholders will retain 8.24% (assuming an SGN equity value of $14.0 million) of the total post-Transaction shares of common stock of SGN on an as-converted and fully diluted basis and that the SGN Consideration issued to the Sellers and the Additional Sellers will constitute approximately 91.76% of the total post-Transaction shares of common stock of SGN on an as-converted and fully diluted basis (assuming a DRCR equity value of $156.0 million). It is hypothetically assumed for this purpose that SGN will acquire 100% of the outstanding shares of DRCR. An adjustment will be made to such percentages based upon the lower percentage of the outstanding shares of DRCR common stock (on an as-converted and fully diluted basis) actually acquired by SGN, which DRCR and SGN expect will be less than 100%.

For the avoidance of doubt, SGN agrees not to seek to renegotiate the $14.0 million equity value stated above as the result of any increase in the value of SGN’s stock price as the result of the announcement of this Term Sheet, the execution of the Stock Purchase Agreement or any other matter relating to the Transaction.

To support SGN’s valuation SGN agrees to select and hire a third-party valuation expert that is reasonably acceptable to DRCR. The valuation of SGN is subject to the receipt of a fairness opinion from SGN’s financial advisor prior to entry into the Stock Purchase Agreement.

The valuation and relative ownership percentages of SGN post-Closing assumes that SGN is debt-free and cash free at the time of the Closing. If any indebtedness of SGN exists at the Closing or if SGN has net cash at Closing in excess of its liabilities, the valuation and relative ownership percentages will be adjusted accordingly to favor the Sellers and Additional Sellers or SGN, as applicable, through a mutually agreed upon true-up process.

Purchase Price

At the Closing, in consideration of the transfer of the Purchased Shares to SGN, SGN will issue to the Sellers and the Additional Sellers the SGN Consideration in the manner described below.

In order to comply with NYSE American rules, the SGN Common Consideration shall be equal to no more than 19.99% of the outstanding shares of common stock of SGN as of the Closing and the balance of the SGN Consideration shall be in the form of the SGN Preferred Consideration.

The SGN Preferred Consideration shall automatically convert into shares of the common stock of SGN (the “Underlying Shares”) only after the stockholders of SGN have approved the issuance of the Underlying Shares and the SGN Preferred Consideration shall otherwise be structured to comply with NYSE American requirements. The SGN Common Consideration, in accordance with NYSE American requirements, shall not be able to vote on issuance of the Underlying Shares.

The Underlying Shares shall be in a number that is equal to the balance of the SGN Consideration to be issued to the Sellers and the Additional Sellers according to the valuation agreed to herein and in the Stock Purchase Agreement(s). The SGN Preferred Consideration shall have no voting rights and no dividend rights, and shall be convertible into shares of common stock.

The SGN Preferred Consideration shall be structured so as to be treated as equity from an accounting perspective and not as debt.

In addition, immediately following the Closing, a number of shares of SGN preferred stock of the same series as the SGN Preferred Consideration that is equal to 3.0% of the enterprise value of the combined post-Transaction entity on an as converted to common stock basis will be issued to DRCR’s financial advisor as consideration for its services provided in connection with the Transaction (the “Advisor Shares”).

Following the completion of the Transaction, DRCR will function as an operating subsidiary of SGN, with SGN consolidating the financials of DRCR. As soon as practical following the Closing, SGN shall contribute all of its legacy assets to a newly-formed, wholly-owned subsidiary of SGN (the “SGN Operating Subsidiary”), and SGN’s current operations will be conducted through the SGN Operating Subsidiary after its establishment.

Derivative Securities	All outstanding restricted stock, restricted stock units and options of SGN that are outstanding shall immediately become fully vested at the Closing.
Finance

DRCR and SGN shall each use commercially reasonable efforts to secure adequate funding prior to Closing. Specifically, DRCR and SGN shall seek to raise at least $2.0 million of funding (the “Financing”) as soon as possible after the date hereof.

The net proceeds of the Financing will be equally split between DRCR and SGN and each of them shall use such proceeds for its operations and, in the case of SGN, to pay down its indebtedness and other liabilities. In order to split the net proceeds of the Financing as described above, SGN will make loans of one-half of the net proceeds (or such lesser amount as agreed to by the parties) to DRCR, which loans shall be forgiven (i) upon the Closing or (ii) upon payment by SGN to DRCR of the break-up fee as described under the caption “Break-Up Fee” below.

SGN and DRCR will cooperate to structure such allocation of proceeds and the use of such proceeds on a mutually agreeable basis.

Relative Ownership

Immediately following the Closing (and prior to the issuance of the Advisor Shares), subject to any adjustments to the valuations set forth in the Stock Purchase Agreement(s) and any purchase price adjustments:

●	The legacy shareholders of SGN as exist at the Closing date will hold 80.01% of the common shares of SGN.

●	The Sellers will hold 19.99% of the common shares of SGN.

●	The Sellers and the Additional Sellers will hold shares of SGN Preferred Consideration that convert into such number of shares of common stock of SGN as is applicable based upon the percentage of the post-Transaction SGN that they are entitled to minus the SGN Common Consideration.

●	SGN will hold shares of DRCR constituting at least 95% of the DRCR common stock on a fully diluted and as-converted basis.

Lockup

Securities of SGN that are issued to the Sellers, the Additional Sellers, and DRCR’s financial advisor in the Transaction will constitute “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933 and, in addition, will be subject to a lockup period of 3 months after the Closing.

Shares of SGN held by Directors and Officers shall be subject to a lockup period of 3 months after the Closing.

SGN, DRCR and the Sellers may include reasonable leak out provisions in the lock up agreements if mutually agreed upon.

Due Diligence	Each of SGN and DRCR will reasonably cooperate with each other, and their auditors and advisors, to support their respective due diligence efforts. Each of DRCR and SGN acknowledge that their initial due diligence investigation on the other has been completed.
Consents and Approvals	Each of SGN and DRCR will work diligently to obtain any necessary consents and approvals relating to the Transaction, and the obtaining of such consents shall be a condition to Closing.
Further Assurance	Each of the SGN, DRCR and the Sellers agrees (a) to furnish upon request to each other parties such further information, (b) to execute and deliver to each other parties such other documents, and (c) to do such other acts and things, all as one or more other parties may reasonably request for the purpose of consummating the Transaction.
Modifications, Amendments and Waivers	This Term Sheet cannot be amended or changed, nor any performance, term, or condition waived in whole or in part, except by a writing signed by the holders of a majority in number of Purchased Shares (assuming for this purpose the conversion of any preferred stock of DRCR) held by the Sellers and Additional Sellers, DRCR and SGN.
Shareholders’ Meeting	As soon as practicable following the Closing, SGN shall hold a special meeting of its shareholders (the “Shareholders’ Meeting”) to vote upon (i) the conversion of the SGN Preferred Consideration into shares of SGN common stock, (ii) an amended and restated certificate of incorporation of SGN, (iii) the election of directors in accordance with the caption “Board and Governance” below and (iv) such other matters as the parties to this Term Sheet may agree upon.
Initial Listing Application with NYSE American	Prior to the conversion of the SGN Preferred Consideration, which will result in a change in control of SGN, SGN will file an initial listing application with NYSE American. SGN, the Sellers and DRCR will use their commercially reasonable efforts to respond to any questions or comments of the staff of NYSE American. The clearance of such application is a condition to the conversion of the SGN Preferred Consideration.

Board and Governance

At the Closing, Daniel Nelson will resign as Chief Executive Officer of SGN and become the Chief Executive Officer of the SGN Operating Subsidiary and James Gibbons will become the Chief Executive Officer of SGN and remain the Chief Executive Officer of DRCR.

The post-Closing board of SGN shall consist of 5 members, including at least 3 directors that qualify as independent under NYSE American rules. At the Closing, two SGN board members will resign, and DRCR will appoint two directors to fill the vacancies. DRCR’s appointees will be independent or executive directors, depending on the type of director who resigns.

Accordingly, the legacy directors of SGN will continue to control the board of directors of SGN from and after the Closing until the Shareholders’ Meeting is held.

SGN shall cause a slate of directors to be nominated as follows in connection with the Shareholders’ Meeting:

1 board member will be nominated by the SGN board of directors that is in place before the Closing.

1 board member will be nominated by DRCR’s board of directors that is in place before the Closing.

2 of the independent directors will be nominated by DRCR’s board of directors that is in place before the Closing.

1 independent director will be nominated jointly by DRCR’s and SGN’s board of directors that are in place before the Closing.

Each of SGN and DRCR shall present their shortlisted candidates as soon as possible following the entry into the Stock Purchase Agreement.

Each of SGN and DRCR shall also take such action as may be necessary to ensure that the board of directors of DRCR and the SGN Operating Subsidiary mirror the post-Transaction board of directors of SGN.

Stock Purchase Agreement

The obligations of the parties to this Term Sheet to consummate the Transaction is subject to the execution of a Stock Purchase Agreement and other customary and related documents.

The Stock Purchase Agreement(s) will contain customary terms for a transaction of this nature, including without limitation (i) closing conditions (as specified below under “Closing Conditions”), (ii) termination rights, (iii) representations and warranties, indemnification and interim operating covenants with respect to DRCR and SGN and (iv) customary provisions regarding further assurances to cause the Closing to occur, including SGN’s and DRCR’s obligation to obtain any necessary stockholder approvals and to make all necessary filings with the Securities and Exchange Commission, OTC Markets Group, FINRA and NYSE American.

The parties to this Term Sheet will use commercially reasonable efforts to effect the Closing as soon as practicable following the entry by the applicable parties into the Stock Purchase Agreement(s).

Non-Solicitation

SGN, DRCR and the Sellers will be subject to a non-solicitation period for 30 days following the signing of this binding Term Sheet.

SGN, DRCR and the Sellers will be further subject to a no-shop provision for 30 days.

Specific Performance	Each of the parties to the Stock Purchase Agreement(s) will be entitled to specific performance to enforce the covenants and other agreements of the other parties to the Stock Purchase Agreement(s).
Closing Conditions	The obligations of any party to a Stock Purchase Agreement to consummate the Transaction will be subject to standard closing conditions for a transaction of this nature, including without limitation:
●	SGN must maintain its listing on NYSE American

●	Completion of due diligence

●	DRCR’s and SGN’s provision of cash flow forecasts and working budgets for the next 12 months

●	SGN fairness opinion

●	Execution of lock-up agreements by the Sellers and the Officers and Directors of SGN

●	Settlement arrangements for all lenders and service providers, including financial advisors

●	Agreed removal of any rights of first refusal with respect to SGN

●	SGN to provide an up to date NOBO list on the date of Closing

●	Completion of any required stock exchange and regulatory reviews

●	Completion of (or irrevocable commitments to complete) any applicable financings

●	Customary bringdown of representations and warranties and covenants

●	Receipt of any required regulatory approvals and expiration of any waiting periods under HSR or other applicable antitrust laws

●	Absence of a “material adverse effect” or “material finding” (to be defined in the Stock Purchase Agreement(s)) following the date of signing the Stock Purchase Agreement

●	Key personnel role definition, engagement, employment and retention instruments executed by the parties thereto

The parties expect that the Closing will occur as soon as reasonably practicable and will use commercially reasobable efforts to effect the Closing on or before October 31, 2024.

Representations and Indemnifications	Each of the parties to the Stock Purchase Agreement(s) will provide representations and warranties to the other parties to the Stock Purchase Agreement(s) (collectively, the “Representations”), which Representations shall be true and correct as of the date of the Stock Purchase Agreement(s) and, as a condition to Closing, as of the date of the Closing. Each of the parties to the Stock Purchase Agreement(s) will undertake in the applicable Stock Purchase Agreement(s) to indemnify the other parties to the Stock Purchase Agreement(s) (and its affiliates, officers, stockholders, agent, advisors, employees and successors) (“Indemnified Parties”) against, and hold them harmless from, any loss suffered or incurred by any such Indemnified Parties arising or resulting from or based upon, without duplication: (a) any inaccuracy in or breach of any of the Representations; or (b) any breach or non-fulfillment of any covenant, agreement or obligation set forth therein.
Confidentiality	The existence and terms of this Term Sheet and any discussions related to the Transaction are “Confidential Information” subject to the Confidentiality Agreement between SGN and DRCR dated April 9th, 2024 until the same are announced publicly.
Expenses	Each party to this Term Sheet will bear its own expenses and any fundraising costs shall be shared by DRCR and SGN.
Arbitration	Any dispute or claim arising to or in any way related to this Term Sheet shall be settled by binding arbitration in accordance with Judicial Arbitration and Mediation Services, before a single arbitrator. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including without limitation motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision on the merits. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be balanced by the applicable statutes of limitations. The decision of the arbitrator shall be binding upon the parties to such arbitration and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.
Termination	In the event that any party to this Term Sheet fails to meet any of its obligations in this Term Sheet, the other parties shall have the right, but not the obligation, to give a 30-day notice of their intention to terminate this Term Sheet. Should the parties to this Term Sheet not succeed in resolving the reason for notice of termination during the 30-day notice period, any party that has provided notice of their intention to terminate in accordance with this section shall have the right, but not the obligation, to terminate this Term Sheet.

Break-up Fee

If SGN, on the one hand, or DRCR or a Seller, on the other hand, terminates this Term Sheet due to an undisputable uncured material breach by DRCR or a Seller, in the case of SGN, or SGN, in the case of DRCR or a Seller (such defaulting party being referred to in this Term Sheet as the “Defaulting Party”), then the Defaulting Party shall be liable to the non-Defaulting Party to an agreed upon break-up fee of $500,000, payable in cash upon first written demand by the non-Defaulting Party.

It is understood that the DRCR, SGN and the Sellers will use commercially reasonable efforts to support SGN in its efforts to raise capital in the Financing. If this Term Sheet is terminated by SGN for any reason other than an udisputable uncured material breach by DRCR or a Seller, then one-half of all net funds (after expenses) raised in any capital raising transaction by SGN will be paid to DRCR (to the extent not already loaned to DRCR) as an additional break-up fee and any loans by SGN to DRCR of amounts of net proceeds already made to DRCR shall be forgiven. For the avoidance of doubt, DRCR shall not be entitled to any more than one-half of the total net proceeds from a Financing.

Governing Law	This Term Sheet and the applicable Stock Purchase Agreements shall be governed by New York law.
Third-Party Beneficiaries	Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties to this Term Sheet and their successors or assigns, any rights, or remedies under or by reason of this Term Sheet.

If you are in agreement with the terms set forth above and desire to proceed with the Transaction on that basis, please sign this Term Sheet in the space provided below and return an executed copy to SGN.

Dear Cashmere Group Holding Co (DRCR)

By:	/s/ James Gibbons
Name:	James Gibbons
Title:	Chief Executive Officer

Seller: James Gibbons

/s/ James Gibbons
Name:	James Gibbons

Seller: Nicholas Link

/s/ Nicolas Link
Name:	Nicolas Link

Accepted and agreed:

Signing Day Sports, Inc. (SGN)

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer